Exhibit 3.7
Delaware

The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “BRIGHAM EXPLORATION COMPANY”, FILED IN THIS OFFICE ON THE NINTH DAY OF AUGUST, A.D. 2010, AT 3:48 O’CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
2721671 8100	AUTHENTICATION: 8161875

100812712	DATE: 08-09-10
You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State Division of Corporations
Delivered 03:55 PM 08/09/2010
FILED 03:48 PM 08/09/2010
SRV 100812712 — 2121671 FILE
STATE OF DELAWARE
CERTIFICATE OF ELIMINATION OF
SERIES A PREFERRED STOCK
OF
BRIGHAM EXPLORATION COMPANY
Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, Brigham Exploration Company, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Company”), does hereby certify that:
1. The Certificate of Incorporation of the Company was filed in the Office of the Secretary of State of Delaware on February 25, 1997 and a Certificate Designations of Series A Preferred Stock (the “Certificate of Designations”) was filed in the Office of the Secretary of State on October 31, 2000 and an amendment to the Certificate of Designations was filed on March 2, 2001.
2. At a meeting of the Board of Directors of the Company duly adopted resolutions in accordance with Section 151 of the General Corporation Law of the State of Delaware, as set forth on Exhibit A hereto.
3. Upon the filing of this certificate with the Secretary of State of the State of Delaware, Series A Preferred Stock will be eliminated.
IN WITNESS WHEREOF, the Company has caused this certificate to be signed on this 9th day of August, 2010.

BRIGHAM EXPLORATION COMPANY
By:	/s/ Kari A. Potts
Kari A. Potts
General Counsel and Secretary

EXHIBIT A
Relating to Series A Preferred Stock
WHEREAS, there are no shares of Series A Preferred Stock issued and no shares of Series A Preferred Stock will be issued in the future.
RESOLVED, that the Board of Directors deems it in the best interest of the Company to eliminate the Certificate of Designations of Series A Preferred Stock from the Company’s Certificate of Incorporation pursuant to Section 151(g) of the General Corporation Law of the State of Delaware.
RESOLVED FURTHER, that the President, any Executive Vice President and the Secretary of the Company, and each of them, are hereby authorized to execute a Certificate of Elimination of the Certificate of Designations of Series A Preferred Stock and to file the Certificate of Elimination with the Secretary of State of Delaware.
Relating to Further Authorization
RESOLVED FURTHER, that all other actions of the proper officers of the Company required to be taken in connection with the foregoing resolutions are hereby authorized and directed to take or cause to be taken all such further action as is necessary to accomplish the purpose of the foregoing resolutions.
RESOLVED FURTHER, that all actions heretofore taken by the officers of the Company with respect to the matters covered by the foregoing resolutions are hereby ratified, confirmed and approved in all respects.